Z Trim Holdings, Inc. Corrects Capital Structure, Effectuates Reverse Stock Split
Monday February 9, 2009

MUNDELEIN, Ill., February 9, 2009 / PRNewswire/ -- Z Trim Holdings, Inc. (OTCBB: ZTHO), reported today that it had effectuated a one-for-thirty (1:30) reverse stock split as of the close of business on February 6, 2009.  As part of this split, the Company’s stock will now be traded under the symbol “ZTHO” on the Over-the-Counter Bulletin Board.  As of the close of trading on February 6, 2009, the Company had a post-reverse split number of 2,597,879 shares outstanding, at a post-split trading price of $1.50.

“We now believe our capital structure is in line with the rest of our operations,” said President, Steve Cohen.  “We anticipate that this move will help us attract capital going forward, and, ultimately, will help us to increase shareholder value.”

ABOUT Z TRIM®

Z Trim Holdings, Incorporated, http://www.ztrim.com, partners with the food industry in the deployment of solutions and technologies built around cutting edge dietary fibers, blends and custom emulsions.  Innovation for health and wellness is built into our business model with value added components of capital, process, product, market, and R&D knowledge.

Z Trim® and Z Trim/NanoGum™ blends are OU Kosher certified functional food ingredients, emulsifiers and stabilizers made from the hulls of either corn or oat. Z Trim is versatile and can serve as a fat replacement, thickening agent or emulsifier with texturization, binding, shaping, suspension, water control and pH balance attributes. Z Trim represents a natural and frequently cost competitive alternative or complement to many of the oils, gums and starches it can replace. Because Z Trim is non-caloric dietary fiber, replacement of added fats with Z Trim can achieve up to 80% calorie reduction in many foods without negatively affecting taste or texture, and can substantially reduce harmful trans and saturated fats found in many foods. Z Trim has wide application in dairy products, dressings, dips, sauces, baked goods, processed meats, snack foods, cookies, pies, cakes, icings, brownies, bars, ice cream, milk shakes and many other foods.

Forward-Looking Statements and Risk Factors

Certain statements in this press release are "forward−looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Z Trim Holdings to be materially different from any future results, performance or achievements expressed or implied by these forward−looking statements. There can be no assurance that the reverse stock split will result in a per-share price that will increase the ability to attract investors or investment, or attract and retain employees, customers and other service providers.  Other factors, which could materially affect such forward−looking statements, can be found in our filings with the Securities and Exchange Commission at www.sec.gov, including risk factors relating to material weaknesses in internal control over financial reporting, our history of operating losses, lack thus far of significant market acceptance of our products, the fact that we may dilute existing shareholders through additional stock issuances, and our reliance on our intellectual property.  Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward−looking statements and are cautioned not to place undue reliance on such forward−looking statements. The forward−looking statements made herein are only made as of the date of this press release and we undertake no obligation to publicly update such forward−looking statements to reflect subsequent events or circumstances.

Contact:          Angela Strickland
Voice:              847-549-6002
Email:              angela.strickland@ztrim.com